SCHEDULE 14A INFORMATION
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The Immune Response Corporation

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N/A

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	4)	Date Filed: , 2006

THE IMMUNE RESPONSE CORPORATION
5931 Darwin Court
Carlsbad, CA 92008
(760) 431-7080
November 1, 2006
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of The Immune Response Corporation, which will be held on Monday, December 4, 2006 at 9:00 a.m., local time, at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California.
     The formal notice of the Annual Meeting and the related Proxy Statement and proxy card have been made a part of this invitation.
     After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy card in the enclosed prepaid envelope to ensure that your shares will be represented at the Annual Meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING IN PERSON.
     A copy of the Company’s Annual Report to Stockholders also is enclosed.
     The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours, Joseph F. O’Neill, M.D., M.P.H. President and Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION

Notice of Annual Meeting of Stockholders
to be held December 4, 2006

     The Annual Meeting of Stockholders of The Immune Response Corporation will be held at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California, on Monday, December 4, 2006, at 9:00 a.m. local time, for the following purposes:
1.	To elect two Class II directors;

2.	To amend the 2003 Stock Plan by increasing the authorized number of shares issuable under the 2003 Stock Plan to 438,000,000; and to eliminate the current 500,000 maximum share limit of shares covered by options granted to any optionee in a single calendar year.
and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.
     The Board of Directors has fixed the close of business on October 20, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available at our Secretary’s office, 5931 Darwin Court, Carlsbad, California, for ten days prior to the meeting.
     ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS PRACTICABLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By order of the Board of Directors Joseph F. O’Neill, M.D., M.P.H. President and Chief Executive Office

November 1, 2006

PROXY STATEMENT
IMPORTANT
PROPOSAL 1
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK OPTIONS
COMPENSATION COMMITTEE REPORT
STOCK PRICE PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2
AMENDMENT OF THE 2003 STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES ISSUABLE
RELATIONSHIP WITH AUDITORS
CODE OF ETHICS
NOMINATING AND GOVERNANCE COMMITTEE
STOCKHOLDER PROPOSALS
SECURITY HOLDER COMMUNICATIONS TO BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
OTHER MATTERS

THE IMMUNE RESPONSE CORPORATION

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California, on Monday, December 4, 2006, and any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the proxy, such stockholder’s shares will be voted accordingly. If you sign and return your proxy card but no choice is specified, such shares will be voted FOR the election of the two Class II director nominees listed in this Proxy Statement and FOR the approval of Proposal 2 described in the Notice of Annual Meeting and in this Proxy Statement.
     Stockholders of record at the close of business on October 20, 2006, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 871,933,544 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.
     Any disabled stockholder or stockholder’s representative may request reasonable assistance or accommodation from the Company in connection with the Annual Meeting by contacting The Immune Response Corporation, Investor Relations, 5931 Darwin Court, Carlsbad, California 92008 at (760) 431-7080. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by November 20, 2006.
     Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the most votes cast in their favor will be elected. Approval of Proposal 2 requires the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a proposal as to such shares, these non-voted shares will be counted for quorum purposes, but are not deemed to be present or represented for purposes of determining whether stockholder approval of a proposal has been obtained.
     The expense of printing and mailing proxy materials will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees by personal interview, email, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.
     This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about November 8, 2006.

IMPORTANT
     PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.
PROPOSAL 1
ELECTION OF DIRECTORS
     The Company has three classes of directors serving staggered three-year terms. Class I, Class II and Class III consist of three directors each. Up to three Class II directors are to be elected at the Annual Meeting to serve until the 2009 Annual Meeting and until their respective successors shall have been elected for some period of time or until such directors’ earlier resignation, removal from office, death or incapacity. The terms of the Class I and Class III directors expire in 2008 and 2007, respectively. Currently, one Class II director seat is being vacated upon Alan S. Rosenthal’s retirement and we intend that such seat will remain vacant for some period of time following the Annual Meeting, as we have not yet identified a suitable candidate for such seat.
     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Martyn Greenacre and Robert E. Knowling, Jr. as Class II directors. Mr. Greenacre and Mr. Knowling are currently members of our Board of Directors. Each of the nominees has been nominated as a Class II director by the Nominating and Governance Committee of our Board of Directors. Each nominee consents to being named herein as a Class II director nominee and further consents to serve as a Class II director if elected. In the event either of such nominees becomes unable or unwilling to accept his nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other nominees as the Board of Directors may select. The Board of Directors has no reason to believe that either such nominee will be unable or unwilling to serve. There are no family relationships among executive officers or directors of the Company.
     Set forth below is information regarding the nominees for Class II director and the continuing directors of Class I and Class III, principal occupations at present and for the past five years, certain directorships held by each, their ages as of September 30, 2006 and the year in which each first became a director of the Company.

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
CLASS I Joseph F. O’Neill, M.D., M.P.H.	Dr. O’Neill joined us in October 2005. Most recently, Dr. O’Neill was the Deputy Coordinator and Chief Medical Officer in the Office of the U.S. Global AIDS Coordinator, Department of State from August 2003 to August 2005. Prior to joining the State Department, Dr. O’Neill served as the Director of the White House Office of National AIDS Policy from July 2002 to August 2003. Prior to his White House appointment, he served as Acting Director of the Office of HIV/AIDS Policy in the Department of Health and Human Services from 2001 to July 2002. From 1997 to the end of 2001, Dr. O’Neill served as Associate Administrator for HIV/AIDS in the Health Resources and Services Administration’s HIV/AIDS Bureau. In this capacity, he directed the national Ryan White Comprehensive AIDS Resources Emergency (CARE) Act program that provides medical care and treatment, social services and pharmaceuticals to people living with HIV/AIDS throughout the United States, the District of Columbia, Puerto Rico and U.S. territories. In addition, he serves on a number of advisory boards including the Robert Wood Johnson Foundation’s Promoting Excellence in End of Life Care program and the Brazilian Association for Palliative Care. Dr. O’Neill is a graduate of the School of Medicine of the University of California at San Francisco and holds degrees in business administration, public health, health and medical sciences from the University of California at Berkeley. He is board certified in internal medicine.	2005	53

James B. Glavin	Mr. Glavin has been a member of the Company’s Board of Directors since May 1993 and was Chairman of the Board from September 1994 until February 2005; he retired on June 14, 2005 but returned as a Director at our request on July 6, 2005. Mr. Glavin served as Chief Executive Officer of The Immune Response Corporation from April 1987 to September 1994, as President from October 1987 until September 1994, and as Treasurer from April 1987 until May 1991. Mr. Glavin served as Chairman of the Board of Directors of Smith Laboratories, Inc., a medical products company, from September 1985 until May 1990, and as acting President and Chief Executive Officer of Smith Laboratories from September 1985 until August 1989. Mr. Glavin currently is a Director of the Meridian Fund.	1993	71

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
David P. Hochman	Mr. Hochman is currently the managing partner of Orchestra Partners, LLC, a consulting firm. Mr. Hochman also currently serves as a strategic and financial consultant to the Company. Mr. Hochman was the Chief Executive Officer of Spencer Trask Edison Partners, LLC, an investment affiliate of Spencer Trask & Co., from March 2004 to June 2006. From June 2000 to June 2006 he was also Managing Director of Spencer Trask Ventures, Inc. Previously, Mr. Hochman served as Managing Director, Venture Resources for Spencer Trask Ventures, Inc. from June 2000 until March 2004, and was responsible for directing the firm’s investment banking and financial advisory services. Prior to that, he was Vice President, Investment Banking for Spencer Trask Ventures, Inc. from December 1998 until June 2000. Mr. Hochman currently serves as a director of Prescient Medical, Inc. and Modigene, Inc. Mr. Hochman also currently serves as a director of the following nonprofit organizations: AIDS Action Foundation; Citizens for NYC; and, the Mollie Parnis Livingston Foundation.	2004	31

CLASS II Martyn Greenacre	Mr. Greenacre is currently Chairman of Beijing Med-Pharm Corporation, a U.S. public company with pharmaceutical marketing and distribution activities in China. He also serves as Chairman of Life Mist Technologies Inc., a fire suppression equipment company. He was the Chief Executive Officer of two life science companies, Delsys Pharmaceutical Corporation from 1997 until 2001 and Zynaxis, Inc. from 1993 to 1997. Previously Mr. Greenacre held various senior management positions at SmithKline Beecham from 1973 through 1992, including serving as Chairman of Europe from 1989 to 1992. He currently serves as a director of Cephalon, Inc., Acusphere, Inc., Curis, Inc. and Beijing Med-Pharm, Inc.	2003	64

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
Robert E. Knowling, Jr.	Mr. Knowling joined the Board as Chairman in February 2005. Mr. Knowling served as vice president of Network Operations and reported directly to the chairman of Ameritech Corporation from 1994 to 1996. He joined US WEST in March 1996 as vice president of Network Operations and in 1997 became EVP of Operations & Technology. He joined Covad Communications, a provider of Digital Subscriber Line (DSL) services to homes and small business customers, in July 1998 as chairman, president and chief executive officer, and served there until 2001. He joined the New York City Department of Education in January 2003 as Chief Executive Officer of their Leadership Academy. In April 2005, Mr. Knowling took over the position of Chief Executive Officer at Vercuity Solutions, Inc., the largest, most experienced supplier of Telecom Expense Management services. He serves on the board of directors for Ariba, Inc. and Heidrick & Struggles International, Inc. He is also a member of the advisory boards for Ontologent, Inc.; Northwestern University’s Kellogg Graduate School of Management; and the University of Michigan Graduate School of Business. Mr. Knowling earned a Bachelor of Arts degree from Wabash College and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Business.	2005	51

CLASS III James L. Foght, Ph.D.	Dr. Foght has over 40 years of experience in the healthcare and life sciences industries. Currently Dr. Foght is Managing Partner of Foght Enterprises, L.L.C., which is focused on international business advisory services. Dr. Foght is also Managing Director and a member of the investment committee of Vector Later-Stage Equity Funds, specializing in investments in the life sciences. Dr. Foght was a Founder of Vector Securities International, Inc. in 1988 and served as its President until its acquisition by Prudential Securities in 1999. From 1999 to 2001, he was Managing Director of the Prudential Vector Healthcare Group. Prior to Vector Securities, Dr. Foght was Co-Head of Kidder, Peabody’s Life Sciences/Medical Products Corporate Finance group. Prior to Kidder, Peabody, he spent 23 years with DuPont where his positions included Managing Director of DuPont U.K., Director of Pharmaceuticals in Europe, and Worldwide Director of Technology Evaluation and Acquisitions for Biomedical Products. Dr. Foght earned MS and PhD degrees in organic chemistry with minors in biochemistry and microbiology from the University of Illinois, and holds a BS from the University of Akron.	2006	70

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
Kevin B. Kimberlin	Mr. Kimberlin, a co-founder of The Immune Response Corporation, has been Chairman of the Board of Spencer Trask & Co., a venture capital company, since 1991. He was a co-founder of Myriad Genetics, Inc., the first human genome company, and of Ciena Corporation, a networking company. He was the General Partner of Next Level Communications, a leading broadband equipment company, from January 1998 until its initial public offering in November 1999. He is a director of Health Dialog Services Corporation and Yaddo, an artists’ community.	1986	53

Kevin L. Reilly	Mr. Reilly is an independent consultant. Previously he was President of Wyeth Vaccine and Nutrition division from 1999 to 2002 and President of Wyeth Nutrition International from 1996 to 1998 and held various senior management positions at Wyeth from 1984 through 1996. Previously he was Senior Vice President at Connaught Laboratories, Ltd. from 1973 to 1984. Mr. Reilly earned a Bachelor of Science degree from the University of Melbourne in 1963 and a Master of Business Administration degree from York University, Toronto in 1973. Mr. Reilly is also a 1981 graduate of the Advanced Management Program at Harvard Business School.	2004	63
     The Board of Directors held 13 meetings during the year ended December 31, 2005. Each of our incumbent directors attended in 2005 at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served.
     The Board of Directors has appointed a Compensation and Stock Option Committee, an Audit Committee and a Nominating and Governance Committee.
     The members of the Compensation and Stock Option Committee are Kevin L. Reilly (Chairman), Robert E. Knowling, Jr. and Alan S. Rosenthal. The Compensation and Stock Option Committee held one meeting during 2005. The Compensation and Stock Option Committee’s functions are to assist in the administration of, and grant options under, our 2003 Stock Plan; to assist in the implementation of, and provide recommendations with respect to, our general and specific compensation policies and practices; and to review and approve all compensation of our executive officers. See “Compensation Committee Report.”
     The members of the Audit Committee are James B. Glavin (Chairman), Robert E. Knowling, Jr., Martyn Greenacre and Kevin L. Reilly. The Audit Committee held six meetings during 2005. The Audit Committee monitors the independence and performance of the Company’s independent auditors and has the sole authority to appoint and replace the independent auditors. The Audit Committee’s other functions are to monitor the quality and integrity of our financial statements, compliance with legal and regulatory requirements, controls relating to financial risk exposure, dissemination of accurate information and direction of our corporate compliance efforts, guidelines and policies. The Board of Directors has determined that Mr. Glavin is an audit committee financial expert as defined in the relevant securities law. This determination is based on a qualitative assessment of Mr. Glavin’s level of knowledge and experience based on a number of factors, including his formal education and experience. See “Audit Committee Report to Stockholders.”
     The members of the Nominating and Governance Committee are Martyn Greenacre (Chairman), Kevin L. Reilly and Alan S. Rosenthal. The Nominating and Governance Committee held three meetings during 2005. The

Nominating and Governance Committee’s functions are to establish Board membership criteria, assist the Board by identifying individuals qualified to become Board members, recommend to the Board proposed director nominees, address and control matters of corporate governance and facilitate the regular review of the performance of the Board and its committees.
     Each of our directors, other than Dr. O’Neill, is independent, as defined under Nasdaq Marketplace Rule 4350 (c).
     The Board of Directors unanimously recommends a vote FOR the Class II director nominees listed above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of September 30, 2006, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers and (iv) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California 92008.

	Common Stock
	Shares	Percentage
	Beneficially	Beneficially
Name and address of beneficial owner	Owned (1)	Owned (2)
Kevin B. Kimberlin (3)(4)	562,405,092	44.6%
Robert E. Knowling, Jr. (4)	—	*
James L. Foght, Ph.D. (4)	5,000,000	*
James B. Glavin (4)	469,695	*
Michael K. Green (4)	21,192,947	2.4%
Martyn Greenacre (4)	3,425,000	*
David P. Hochman (4)(5)	81,102,819	8.6%
Peter Lowry (4)	5,706,114	*
Joseph F. O’Neill	5,345,453	*
Kevin L. Reilly (4)	5,271,000	*
Alan S. Rosenthal (4)	5,422,618	*
Georgia Theofan (4)	7,332,389	*
John N. Bonfiglio (4)(6)	1,130,330	*
All current directors and executive officers as a group (12 persons) (9)	702,673,127	50.8%

*	Less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	Percentage ownership is based on 865,182,432 shares of our Common Stock outstanding as of September 30, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our Common Stock subject to options, notes or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after September 30, 2006, are deemed outstanding for computing the percentage ownership of the person holding beneficial ownership of those securities, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Mr. Kimberlin’s spouse held 8,750 shares of our Common Stock; a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our Common Stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our Common Stock; and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our Common Stock. Additionally, Mr. Kimberlin can be deemed to be the beneficial owner of: (a) 152,115,042 shares of Common Stock held by Cheshire; (b) 107,896,395 shares of common stock issuable upon exercise of warrants held by Cheshire; (c) 157,769,974 shares of common stock issuable to Cheshire upon conversion of a convertible Mortgage Note held by Cheshire; (d) 77,794 shares of common stock issuable to STVI upon the exercise of a Placement Agent Unit Purchase Option; (e) 77,794 shares of common stock issuable to STVI upon the exercise of the Class A Warrants issuable upon the exercise of a Placement Agent Unit Purchase Option; (f) 77,794 shares of common stock issuable to STVI upon the exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants; (g) 1,774,888 shares of common stock issuable to Cheshire upon the exercise of Class B Warrants; (h) 14,125 shares of common stock issued to Spencer Trask & Co. in connection with a Unit Offering; (i) 21,186 shares of common stock issued to Spencer Trask & Co. in connection with the exercise of 14,124 Class A Warrants; (j) 14,125 shares of common stock issuable to Spencer Trask & Co. upon the exercise of the Class B Warrants; (k) 321,097 shares of common stock issuable to Spencer Trask & Co. upon the exercise of a Placement Agent Unit Purchase Option; (l) 321,097 shares of common stock issuable to Spencer Trask & Co. upon the exercise of the Class A Warrants issuable upon the exercise of a Placement Agent Unit Purchase Option; (m) 321,097 shares of common stock issuable to Spencer Trask & Co. upon the exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants; (n) 102,857 shares of common stock issuable to the Spencer Trask Illumination Fund in connection with the exercise of private placement Warrants; (o) 12,500,000 shares of common stock issuable to Qubit Holdings, LLC (“Qubit”), a Delaware limited liability company owned by certain trusts formed for the benefit of Mr. Kimberlin’s children, upon conversion of a convertible note; (p) 12,500,000 shares of common stock held by Qubit (q) 18,750,000 shares of common stock issuable upon exercise of warrants held by Qubit; (r) 45,491,775 shares of common stock issuable to Spencer Trask & Co. upon the exercise of 2006 Private Placement placement agent warrants; (s) 25,985,250 shares of common stock issuable to Spencer Trask & Co. upon the exercise of placement agent warrants issuable upon the exercise of others’ 2006 Private Placement warrants; and (t) 25,681,036 shares of common stock in connection with the exercise of an estimated number of STIC Warrants to be issued through December 31, 2006. Mr. Kimberlin disclaims both any pecuniary interest and any beneficial ownership in all of the securities issued to Qubit, as Mr. Kimberlin has no power to vote or dispose, or direct the voting or disposition to any of the securities held by Qubit or such trusts.

(4)	The amounts shown include the following shares which may be acquired under stock options currently or within 60 days after September 30, 2006: Mr. Kimberlin, 435,551 shares; Mr. Glavin, 428,179 shares; Mr. Green, 576,746 shares; Mr. Greenacre, 300,000 shares; Mr. Hochman, 200,000 shares; Mr. Lowry, 143,667 shares; Dr. O’Neill, 1,500,000 shares; Mr. Reilly, 271,000 shares; Dr. Rosenthal, 422,618 shares; Dr. Theofan, 277,960 shares; and Dr. Bonfiglio, 1,092,089 shares. In addition, the amounts shown include the following shares which may be acquired under convertible notes and warrants purchased in the 2006 Private Placement: Dr. Foght, 3,125,000 shares; Mr. Green, 12,500,000 shares; Mr. Greenacre, 3,125,000 shares; Mr. Hochman, 3,125,000 shares; Mr. Lowry, 3,125,000 shares; Dr. O’Neill, 3,125,000 shares; Mr. Reilly, 3,125,000 shares; Dr. Rosenthal, 3,125,000 shares; and Dr. Theofan, 6,250,000 shares.

(5)	The amount shown also includes 41,938,756 shares of Common Stock issuable to Mr. Hochman upon the exercise of 2006 Private Placement placement agent warrants; and 33,535,313 shares of Common Stock issuable to Mr. Hochman upon the exercise of placement agent warrants issuable to Mr. Hochman upon the exercise of others’ 2006 Private Placement warrants; and 428,750 shares of Common Stock issuable upon exercise of a Placement Agent Unit Purchase option.

(6)	Dr. Bonfiglio’s employment with the Company terminated on October 31, 2005.

(7)	Includes an aggregate of 4,555,721 shares which may be acquired by current directors and officers currently or within 60 days after September 30, 2006 pursuant to the exercise of options; an aggregate of 326,808,587 shares which may be acquired by current directors and officers currently or within 60 days after September 30, 2006 pursuant to the exercise of warrants and the Unit Placement Agent

Options; and 186,519,974 shares which may be acquired by current directors and officers currently or within 60 days after September 30, 2006 pursuant to the conversion of promissory notes.
Executive Compensation
     The following table sets forth the compensation for services provided to us in all capacities for the fiscal years ended December 31, 2005, 2004 and 2003, by (i) each person who served as our Chief Executive Officer during 2005, and (ii) each of our other most highly compensated executive officers as of December 31, 2005 whose total annual salary and bonus for 2005 exceeded $100,000.
Summary Compensation Table

				Long-term
				compensation
				Securities	All other
	Annual compensation			underlying	compensation($)
Name and principal position(s)	Year	Salary ($)	Bonus ($)	options (#)	(1)(2)(3)
Joseph F. O’Neill (4)	2005	59,159	—	6,000,000	30,988
President and Chief Executive Officer	2004	—	—	—	—
	2003	—	—	—	—

John N. Bonfiglio (5)	2005	286,156	—	—	65,463
Former Chief Executive Officer	2004	283,590	225,000	350,000	14,367
	2003	255,000	225,000	750,000	3,669

Michael K. Green (6)	2005	230,625	155,250	200,000	14,740
Chief Operating Officer and Chief	2004	227,596	135,000	435,000	13,719
Financial	2003	43,077	6,800	—	145

Georgia Theofan	2005	179,375	40,250	150,000	10,070
Vice President, Clinical Development	2004	177,244	55,000	—	12,550
	2003	148,792	25,000	172,467	2,932

(1)	For 2005, we made matching stock contributions under our 401(k) Plan for Dr. O’Neill, Dr. Bonfiglio, Mr. Green and Dr. Theofan equal to $14,000, $14,000, $14,000 and $9,523, respectively; representing 175,000, 28,723, 61,230 and 20,716 shares of common stock, respectively. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. O’Neill, Dr. Bonfiglio, Mr. Green and, Dr. Theofan were $322, $1,463, $740, and $547, respectively. In addition Dr. Bonfiglio received $50,000 of severance pay through the end of December 31, 2005. Dr. O’Neill also received $16,666 of relocation pay in 2005.

(2)	For 2004, we made matching stock contributions under our 401(k) Plan for Dr. Bonfiglio, Mr. Green and Dr. Theofan equal to $13,000, $13,000 and $12,003, respectively; representing 9,518, 9,518 and 8,829 shares of common stock, respectively. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Bonfiglio, Mr. Green and Dr. Theofan were $1,367, $719 and $547, respectively.

(3)	For 2003, we made cash contributions under our 401(k) Plan for Dr. Bonfiglio and Dr. Theofan of $2,400 and $2,232, respectively. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Bonfiglio, Mr. Green and Dr. Theofan were $1,269, $145 and $700, respectively.

(4)	Dr. O’Neill joined us as Chief Executive Officer in October 2005.

(5)	Dr. Bonfiglio joined us as Chief Executive Officer in January 2003 and resigned in October 2005.

(6)	Mr. Green joined us as Chief Financial Officer in October 2003 and received a signing bonus.

Compensation of Directors
     During July 2005, non-employee directors, as a group, were granted options from the 2003 Stock Plan to purchase a total of 600,000 shares of our common stock at an exercise price of $0.67 per share in lieu of monetary compensation for the year ending June 30, 2006. The options vest daily over one year.
     Our directors do not receive cash compensation for their Board service.
     In December 2003, the Board of Directors approved a Chairman fee of $3,500 per month beginning January 1, 2004. In 2005, Mr. Glavin earned $17,500 under this agreement. This agreement was terminated May 31, 2005.
     In February 2005, the Board of Directors elected Robert E. Knowling, Jr. as a director and Chairman of the Board. He received a stock option grant to purchase 750,000 shares of common stock at an exercise price of $1.21, of which 200,000 options vested immediately and the remaining 550,000 options were to vest daily over three years, subject to continuing service as Chairman. This 750,000-share stock option was granted outside our stockholder-approved option plans. In June 2005, we and Mr. Knowling terminated the option by mutual agreement.
     In April 2003, the non-employee directors’ outstanding stock option grants were repriced to an exercise price of $1.12 per share, as part of a company-wide repricing in which all employees (other than Dr. Bonfiglio) also participated. A total of 112,596 options held by our now-current directors, with a weighted average exercise price of $17.91, were repriced.
Compensation Committee Interlocks and Insider Participation
     For our fiscal year ended December 31, 2005, Mr. Reilly (Chairman), Mr. Knowling, Jr. and Dr. Rosenthal served as the members of our Compensation and Stock Option Committee.
     None of our executive officers served during 2005 as a director or compensation committee member of any other company, where the other company had one of its executive officers on our Board of Directors or Compensation and Stock Option Committee.
Executive Employment Agreements and Change in Control Arrangements
     On October 26, 2005, Joseph F. O’Neill entered into an employment letter agreement with us to serve as our President and Chief Executive Officer. The agreement has a renewable three-year term and calls for an annual base salary of no less than $412,000, an annual target bonus opportunity with parameters and criteria to be agreed upon but with a negotiated target opportunity of between 100% and 400% of base salary; $8,333 per month relocation pay; and 6,000,000 stock options with an exercise price of $0.32 per share. 3,000,000 of the stock options would vest in seven years in a lump sum, subject to earlier vesting (in whole or in part) upon the attainment of performance milestones as may be agreed between him and the Board, and the other 3,000,000 options would time-vest over two years in eight quarterly installments. The agreement provides that in the event of termination without cause (or us not renewing the employment agreement) or resignation with good reason, Dr. O’Neill will, if he gives a release to us, receive twelve months of base salary continuation as severance.
     On October 31, 2005, the employment letter agreement dated December 20, 2004 between us and John N. Bonfiglio, our President and Chief Executive Officer and a Board of Directors member, was terminated in connection with the separation of Dr. Bonfiglio from the company. The agreement had provided for Dr. Bonfiglio to receive a base salary at an annual rate of $300,000, plus 250,000 stock options. In connection with the agreement, upon termination Dr. Bonfiglio gave a release to us and thereby became entitled to twelve months of base salary continuation as severance. Dr. Bonfiglio also received benefits for an additional five months and his stock options are continuing to vest under an agreement for continuation of service as a consultant, for which he will be paid $1 per year. Also, pursuant to the agreement, as a result of the termination the post-separation exercisability period of Dr. Bonfiglio’s vested stock options is extended to three years.
     Michael Green entered into an employment letter agreement with us effective as of October 10, 2003, amended by a letter agreement effective January 1, 2004, to serve as our Chief Financial Officer and Vice President, Finance. Mr. Green has subsequently been promoted to Chief Operating Officer and Chief Financial Officer. His base salary rate shall be at least $225,000 per annum, and he is eligible for an annual bonus of up to 60% of base salary. He received an initial grant of 60,000 stock options, vesting over eight months. He also received an additional grant of 375,000 stock options, subject to various vesting provisions. If he is terminated without cause or he resigns for good reason, he will receive up to eight months of salary and his vested options will remain exercisable for six months.
     In addition, our executive officers may receive stock options, not required under any employment agreement, under our 2003 Stock Plan (the “Plan”). Like all holders of stock options under the Plan, they can receive advantageous treatment of the stock options if we are acquired or experience a change in control. Also the unvested portion of each of our officers’ stock options under our equity incentive plans becomes fully vested and exercisable if we are acquired and the officer is thereafter terminated without cause, forced to change the principal place of performance of the officer’s responsibilities and duties or placed in a position with a material reduction in the officer’s responsibilities and duties.
     Our 2003 Stock Plan provides that in the event of a merger or reorganization, we shall either continue outstanding options granted under the Plan, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee’s consent. Outstanding employee stock option agreements entered into pursuant to the Plan provide for the automatic vesting of employee stock options in the event of a change in control.
STOCK OPTIONS
     The following tables summarize option grants to and exercises by Joseph F. O’Neill, John N. Bonfiglio, Michael K. Green and Georgia Theofan, and the value of the options held by such persons at the end of fiscal 2005. We do not grant stock appreciation rights.
Option Grants in Fiscal Year 2005

	Number of
	securities	Percentage of total
	underlying	options granted	Exercise or		Grant Date
	options	to employees	base price	Expiration	Present Value
Name	granted	in fiscal year(1)	($/Sh)(2)	date(3)	($)(4)
Joseph F. O’Neill	6,000,000	81.58	0.32	10/31/2015	1,683,600
John N. Bonfiglio	—	—	—	—	—
Michael K. Green	100,000	1.36	0.74	07/18/2015	64,426
Michael K. Green	100,000	1.36	0.32	10/31/2015	26,283
Georgia Theofan	100,000	1.36	0.74	07/18/2015	64,426
Georgia Theofan	50,000	0.68	0.32	10/31/2015	13,141

(1)	We granted options covering a total of 7,354,000 shares of our common stock to employees in 2005.

(2)	The exercise price on each date of grant was equal to the fair market value of our common stock on the date of grant.

(3)	The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4)	The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2005: risk free interest rate of 4.11%, expected option life of five years, expected volatility of 1.18 and a dividend rate of zero. Option valuation using a Black-Scholes based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value, which is calculated, is not intended to predict future prices of our common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with us. There can be no assurance that the values reflected in this table or any other value will be achieved.
Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-end Option Values
     The following table provides information with respect to the exercise of stock options during 2005 and the value of stock options held as of December 31, 2005 by each of the Named Executive Officers.
Option Exercises in Fiscal Year 2005 and Option Values
at End of Fiscal Year 2005

			Number of securities		Value of unexercised
	Shares	Value	Underlying unexercised options		in-the-money options
	acquired	realized	at end of fiscal 2005 (#)		At end of fiscal 2005 ($)(1)
Name	on exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph F. O’Neill	—	—	—	6,000,000	—	—
John N. Bonfiglio	—	—	1,006,329	93,671	—	—
Michael K. Green	—	—	498,267	136,733	—	—
Georgia Theofan	—	—	226,696	92,311	—	—

(1)	Calculated on the basis of the fair market value of our common stock at December 31, 2005, the fiscal year end ($0.08 per share), minus the exercise price. On this basis, none of the options were in-the-money on December 31, 2005.
10-Year Option Repricings

		Number of	Market
		Securities	Price	Exercise		Length of Original
		Underlying	of Stock at	Price at	New	Option Term
	Date of	Options	Time of	Time of	Exercise	Remaining at
Name	Repricing	Repriced	Repricing	Repricing	Price	Date of Repricing
Bjorn K. Lydersen	4/14/03	75,000	$1.12	$2.36	$1.12	110 months
Georgia Theofan	4/14/03	95	$1.12	$29.52	$1.12	46 months
	4/14/03	2,887	$1.12	$5.92	$1.12	96 months
	4/14/03	6,250	$1.12	$2.28	$1.12	113 months
	4/14/03	1,985	$1.12	$3.68	$1.12	105 months
	4/14/03	1,500	$1.12	$23.32	$1.12	97 months
	4/14/03	962	$1.12	$14.00	$1.12	80 months
	4/14/03	962	$1.12	$10.50	$1.12	93 months
	4/14/03	1,250	$1.12	$20.50	$1.12	76 months
	4/14/03	875	$1.12	$20.50	$1.12	74 months
	4/14/03	875	$1.12	$43.75	$1.12	69 months
	4/14/03	437	$1.12	$41.00	$1.12	63 months
	4/14/03	875	$1.12	$38.52	$1.12	58 months
	4/14/03	54	$1.12	$31.52	$1.12	39 months
	4/14/03	3,460	$1.12	$20.52	$1.12	31 months

COMPENSATION COMMITTEE REPORT
The following is a report by our Compensation and Stock Option Committee for the fiscal year ended December 31, 2005:
“Overview and Philosophy
     The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because our products are either in development or clinical testing phases, and we have not yet realized any significant revenues or product sales. The policy of the Compensation Committee is to base its decisions upon the following three principal compensation elements:
•	Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflect the individual’s performance with us over time.

•	Annual bonuses tied to the achievement of corporate and individual performance objectives.

•	Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our stockholders.
Base Salary
          We establish base salary levels for executive employees by reviewing the aggregate of base salary and annual bonus for executives in equivalent positions with our competitors in the biotechnology industry at a stage of product development comparable to us and at other companies which compete with us for executive talent. Extensive salary survey data is available on the industry (for example, the annual “Biotechnology Compensation and Benefits Survey” conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by us in establishing annual base salaries. Generally, we set our competitive salary for an executive officer position at the median level compared to those companies surveyed. The base salary of the CEO and all other executive officers is reviewed annually, although our employment agreements with Dr. O’Neill and Mr. Green (and, before his departure, Dr. Bonfiglio) set minimums for their base salary rates. The derivation of Dr. O’Neill’s minimum annual salary of $412,000 pursuant to the employment agreement which was negotiated with him in October 2005 to induce him to join the Company, was affected in an upward direction by market factors including the special value which we believe his public and nonprofit sector experience can bring to the Company in regulatory and financing matters.
Annual Incentive Compensation
          Annual cash bonus targets as a percentage of salary for Dr. O’Neill and Mr. Green are set forth in their respective employment agreements. Annual cash bonus targets for all other employees are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to our annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 2005, we paid cash bonuses to Mr. Green and Dr. Theofan for successful completion of predefined goals and objectives relative to corporate and individual goals. Due to Dr. Bonfiglio’s resignation in October 2005, he was not considered for any 2005 cash bonus, and Dr. O’Neill did not serve for long enough in 2005 to be considered for a 2005 bonus.
          The achievement of corporate goals by executive officers is evaluated by the CEO, and his evaluations submitted to the Compensation Committee for consideration in its decision. Bonus payments for the CEO are evaluated and decided by the Compensation Committee after its review of the CEO’s achievement of goals.

Stock Option Program
          To conserve our cash resources and to align the interests of the executive officers with the stockholders, we use equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under our stock option plans, options are granted at the fair market value on the date of grant, and are generally subject to time vesting. Because our stock price has fallen significantly in 2006 and our number of outstanding shares has increased significantly, our currently outstanding stock options may no longer provide a meaningful incentive. If and when additional shares become available for grant under the 2003 Stock Plan, the size of future stock option grants will probably be larger than past grants’ size.
2005 Compensation for the Chief Executive Officer
          Under Joseph F. O’Neill’s October 2005 employment agreement, we agreed to pay an annual base salary of no less than $412,000, an annual target bonus opportunity with parameters and criteria to be agreed upon but with a negotiated target opportunity of between 100% and 400% of base salary; $8,333 per month relocation pay; and 6,000,000 stock options with an exercise price of $0.32 per share. 3,000,000 of the stock options would vest in seven years in a lump sum, subject to earlier vesting (in whole or in part) upon the attainment of performance milestones as may be agreed between him and the Board, and the other 3,000,000 options would time-vest over two years in eight quarterly installments.
          We recognize that our operations resulted in a net loss and expect that losses will continue until one or more of the disease treatments under development are commercialized.
Miscellaneous
          Section 162(m) of the Internal Revenue Code disallows the deductibility by us of any compensation over $1.0 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied.
Kevin L. Reilly
Robert E. Knowling, Jr.
Alan Rosenthal”

STOCK PRICE PERFORMANCE GRAPH
     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our Common Stock with the Center for Research in Securities Prices (“CRSP”) Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks over a five-year period. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our Common Stock.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
The Immune Response Corporation	$100.00	$51.05	$9.24	$14.38	$15.33	$0.76

Nasdaq Stock Market (US & Foreign)	100.00	78.86	54.62	81.85	89.06	91.09

Nasdaq Pharmaceuticals Stocks SIC 2830-2839 (US & Foreign)	100.00	85.23	55.07	80.73	85.98	94.68
Notes:
A.	The lines represent yearly index levels derived from compounded daily returns that include all dividends.

B.	If the year end is not a trading day, the preceding trading day is used.

C.	The index level for all series was set to $100.00 on 12/29/2000

CERTAIN TRANSACTIONS
Promissory Notes and Warrants:
     On February 9, 2006 we issued to Qubit, which is owned and managed by independent trustees for the benefit of the children of our director and controlling stockholder, Kevin Kimberlin, for $250,000 cash, a secured promissory note with a $250,000 original principal amount convertible into 12,500,000 shares of common stock at $0.02 per share. The note matures on January 1, 2008 and bears interest at 8% per annum. Qubit also received 37,500,000 short-term common stock warrants exercisable at $0.02 per share. The warrants are exercisable in two tranches with 18,750,000 warrants in each tranche. Qubit exercised a portion of its first tranche warrants by paying the exercise price of $250,000 for 12,500,000 shares of our common stock. Qubit held another 6,250,000 warrants that expired unexercised on August 7, 2006. The second tranche of warrants expires November 30, 2006, unless exercised by that date.
     On February 8, 2006, Cheshire, an affiliate of Mr. Kimberlin, exchanged $1,068,504 of principal and accrued interest of its $5,740,928 convertible note due in May 2007 (the “Mortgage Note”) into 53,425,204 shares of common stock at $0.02 per share. Later that day, we and Cheshire agreed to amend the Mortgage Note further so that the remaining principal and interest would not be payable until January 1, 2009, but the conversion price of the Mortgage Note would be reduced to $0.02 per share. This resulted in the remaining $4,735,245 principal amount becoming convertible into 236,762,234 shares of common stock, instead of the 6,764,635 shares of common stock into which it would have been convertible before the February 8, 2006 transactions. On April 11, 2006 pursuant to the Note Conversion Commitment Agreement entered into in February 2006, Cheshire converted additional principal of $1,580,000 and $120,000 of accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share.
     In March 2006, we completed a private placement of secured convertible notes and warrants to accredited investors (the “2006 Private Placement”), raising gross proceeds of $8,000,000. We issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of common stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire, for its previously secured note, and with Qubit for its $250,000 note) a first priority security interest in substantially all of our assets.
     In addition, we issued to all of the note holders a total of 1,200,000,000 warrants to purchase our common stock at $0.02 per share. These warrants were divided into two 600,000,000 share tranches. 483,052,100 warrants from the first tranche of the 2006 Private Placement were exercised, with the aggregate gross proceeds totaling $9,661,000 (net proceeds to the Company were $8,695,000 after $966,000 of cash commissions paid to the placement agent). The remaining 116,947,900 first tranche warrants expired on August 7, 2006. The 600,000,000 second tranche warrants became exercisable on October 16, 2006 and expire on March 1, 2007, unless exercised by that date.
     Among the investors in the 2006 Private Placement were several of our affiliates, including directors and officers Joseph O’Neill ($25,000 note and 3,750,000 warrants); Martyn Greenacre ($25,000 note and 3,750,000 warrants); David Hochman ($25,000 note and 3,750,000 warrants); Kevin Reilly ($25,000 note and 3,750,000 warrants); Alan Rosenthal ($25,000 note and 3,750,000 warrants); Michael Green ($100,000 note and 15,000,000 warrants); Peter Lowry ($25,000 note and 3,750,000 warrants); and Georgia Theofan ($50,000 note and 7,500,000 warrants).
     A designated $6,000,000 of the 2006 Private Placement notes sold (including those sold to our non-director officers) are further supported by a recourse interest limited to the value of the proceeds of certain shares of private-company preferred stock owned by STIC, an affiliate of Mr. Kimberlin. We also agreed, in order to induce STIC to provide a limited recourse interest to the value of the proceeds of certain shares of private-company preferred stock for the benefit of a designated $6,000,000 of the 2006 Private Placement notes, to issue to STIC (which is an affiliate of Mr. Kimberlin), for every month that the limited recourse interest remains in place, a number of seven-year warrants to purchase our common stock at $0.02 per share equal to 1% of the common stock then underlying the designated $6,000,000 of the 2006 Private Placement notes, to the extent the notes are then outstanding. As of

September 30, 2006, STIC had earned 18,871,036 warrants to purchase our common stock at $0.02 per share. We also paid commissions and fees to our placement agent, STVI, for its services in connection with the 2006 Private Placement. STVI, which is an affiliate of Mr. Kimberlin and at the time was also an affiliate of our director David Hochman, received $800,000 in cash and seven-year placement agent warrants to purchase 80,000,000 shares of common stock at $0.02 per share. STVI then allocated the warrants to various brokers, employees (including Mr. Hochman) and its parent company. In addition, if and when the 2006 Private Placement warrants have been or are exercised STVI is to receive a commission equal to 10% of the warrant exercise proceeds in cash plus seven-year placement agent warrants to purchase a number of shares of our common stock equal to 20% of the number of exercised warrants, which will also be allocated in a similar manner. In conjunction with the exercise of the first tranche warrants, STVI received $966,104 cash and seven-year placement agent warrants to purchase 96,610,420 shares of common stock at $0.02 per share. We also reimbursed STVI’s expenses and provided it with certain “tail” and first refusal rights.
     In addition, the 2006 Private Placement (including the placement agent warrants) and the earlier $250,000 financing from Qubit resulted in weighted-average antidilution adjustments under various warrants held by Cheshire, resulting in them becoming exercisable for an aggregate of 107,896,395 shares of common stock, instead of the 9,947,335 shares of common stock for which they had been exercisable before the February 8, 2006 transactions, and at a blended exercise price of $0.096 instead of $1.05.
     On June 7, 2006, we entered into a consulting agreement with Orchestra Partners, LLC (“Orchestra”), pursuant to which Orchestra will provide certain investor relations, public relations, corporate finance and other consulting services. Under this agreement, Orchestra will be paid $15,000 per month, with a commitment for a minimum of a six-month term. Orchestra’s sole member and manager is David Hochman, a director of the Company and a former affiliate of Spencer Trask & Co.
     In November 2001, we entered into the Note Purchase Agreement and Intellectual Property Security Agreement with affiliated companies of Kevin Kimberlin. From November 2001 through December 31, 2002, we privately placed a total of $15,700,000 in convertible promissory notes (the “8% Notes”) and warrants. Subsequently, the Note Purchase Agreement has been amended to add and assign all the 8% Notes to Cheshire. Throughout 2002 and 2003 various transactions were completed, which converted approximately $8,492,000 in 8% Notes into common stock. At December 31, 2004, the remaining balance of the 8% Notes was $7,208,000.
     On April 29, 2005, we entered into a Note Exchange Agreement with Cheshire to exchange the 8% Notes with outstanding principal amounts totaling $5,740,928, previously issued by us, for the Mortgage Note. Under the terms of the agreement, the Mortgage Note had the same terms and conditions as the 8% Notes had, except that (a) the 8% Notes would have matured at various dates in 2005, but the Mortgage Note had a maturity date of May 31, 2007, and (b) the Mortgage Note had a conversion price of $0.70 per share (the closing price of our common stock on April 29, 2005) convertible into 8,201,000 shares of our common stock at any time, at the option of the investor. The 8% Notes had higher conversion prices.
     In connection with this agreement, Cheshire converted a separate convertible promissory note, which had a maturity date of May 3, 2005 and an outstanding principal amount of $1,467,000, into 1,007,000 shares of our common stock at a conversion price of $1.457 per share. In addition, pursuant to the agreement, we paid all accrued interest as of April 29, 2005 on the 8% Notes and on the converted note. This constituted a prepayment, as such interest had not been due until the original maturity dates of the 8% Notes and the converted note. Aggregate interest paid was $1,340,000.
     The agreement also involved a reduction, to $0.70 per share, of the exercise prices of the associated warrants that were previously issued with the 8% Notes. These warrants thereby became exercisable for 8,634,000 shares of common stock, and immediately before the agreement had a weighted average exercise price of $1.41. Furthermore as part of the agreement, Cheshire waived all anti-dilution protection under the Mortgage Note and these warrants for the $15,000,000 Standby Equity Distribution Agreement (“SEDA”) financing that we obtained from Cornell Capital in July 2005.

     The warrants are for a term of ten years. The warrants are exercisable into shares of our common stock at any time, at the option of the investor. Both the Mortgage Note and the warrants provide future antidilution protection for the investor excluding the Cornell Capital financing.
     All of the 8% Notes and the Mortgage Note described above are secured.
     Additional transactions in 2006 involving the Mortgage Note are described above in this section.
Series A Convertible Preferred Stock:
Outstanding Series A Convertible Preferred Stock Exchanged for Common Stock
     On September 21, 2005, we entered into and closed a Shares Exchange Agreement with Cheshire to exchange Cheshire’s 688,146 shares of our Series A Convertible Preferred Stock (the “Preferred Shares”), previously issued, for 9,643,060 newly-issued shares of our common stock. These newly-issued shares also included payment for all accumulated dividends at a rate of 9% per year on the Preferred Shares in the form of 1,385,308 shares of common stock.
Other:
     The Board of Directors believes that the foregoing transactions were in the best interests of the Company and its stockholders. It is the Company’s current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.
     For a description of our employment agreements with our two senior executive officers, Joseph O’Neill and Michael Green, see “Executive Employment Arrangements and Change in Control Arrangements.”
Securities Authorized for Issuance under Equity Compensation Plans
     The following table provides information as of December 31, 2005 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,196,000	$1.33	1,862,000
Equity compensation plans not approved by security holders (1)	6,750,000	0.42	—

Total	12,946,000	$0.85	1,862,000

(1)	There are two individual compensation arrangements, one of which we granted to John N. Bonfiglio (a 750,000-share stock option) in January 2003. The second option was granted to Joseph F. O’Neill (a 6,000,000-share stock option) in October 2005. 3,000,000 shares of the option granted to Dr. O’Neill will vest upon achievement of specified milestones, and the remaining 3,000,000 will time-vest over two years in eight quarterly installments.

PROPOSAL 2
AMENDMENT OF THE 2003 STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES ISSUABLE
     Our proposed amendment of the 2003 Stock Plan (the “Plan”) of The Immune Response Corporation is to increase the authorized number of shares issuable under the Plan to 438,000,000 shares and to eliminate the current 500,000 maximum share limit of shares covered by options granted to any optionee in a single calendar year. As of September 30, 2006, the original Plan share reserve was 8,792,680 shares and we had actually issued 735,153 of those shares, leaving 8,057,527 remaining shares authorized under the 2003 Stock Plan (including 6,602,778 shares already subjected to stock options). If the proposal is approved, the remaining share reserve would increase to 437,264,847 and we would undoubtedly issue significant numbers of new options to directors, officers, and employees. This is because their current stock options are so small compared to our recently expanded number of outstanding common shares, and are so out-of-the-money, that they no longer provide any meaningful incentive. However, we have not yet identified how many more stock options any particular individual would be granted.
     The proposal amends Section 5. (a) of the Plan to read “The aggregate number of Shares which may be issued under the Plan (upon exercise of Options or other rights to acquire Shares) shall not exceed 438,000,000 Shares, subject to adjustment pursuant to Section 9.” Section 5. (a) previously stated “shall not exceed 8,792,680 Shares”. The proposal also amends Section 7. (b) to remove the following sentence: “Options granted to any Optionee in a single calendar year shall in no event cover more than 500,000 Shares, subject to adjustment in accordance with Section 9.”
     The following description of the Plan is a summary only.
Summary of the 2003 Stock Plan
Purpose
     The purpose of the Plan is to assist us in the recruitment, retention and motivation of employees (including officers), directors and consultants who are in a position to make material contributions to our progress. The Plan offers a significant incentive to such employees, directors and consultants by enabling them to acquire our Common Stock, thereby increasing their proprietary interest in our growth and success.
Administration
     The 2003 Stock Plan is administered by the Compensation and Stock Option Committee. Subject to the limitations set forth in the Plan, the Compensation and Stock Option Committee has the authority to determine to whom options will be granted and shares will be sold, the number of shares to be offered for sale and options to be granted, the price and other terms and conditions of each sale of shares and the exercise price and terms and conditions of each option and the type of option (ISO or NSO, as described below) to be granted, and to interpret the Plan and adopt rules there under and to make all other decisions relating to the operation of the Plan. In addition, our Chief Executive Officer has been granted an equivalent authority to administer the 2003 Stock Plan with respect to employees who are not officers or directors of the Company.
Eligibility and Shares Subject to the 2003 Stock Plan
     Under the 2003 Stock Plan, 8,057,527 shares of Common Stock, in addition to 735,153 shares which have already been actually issued, have been reserved for issuance either by direct sale or upon exercise of options granted to employees (including officers), directors and consultants. The proposed amendment would increase the remaining reserve to 437,264,847. The Plan provides for the grant of both incentive stock options (“ISO’s”) intended to qualify as such under section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options (“NSO’s”). ISO’s may be granted only to our employees. NSO’s may be granted, and Common Stock may be sold directly, to our employees (including officers), directors and consultants. The Plan currently provides that options granted to any optionee in a single calendar year shall not cover more than 500,000 shares. The proposed amendment would remove this limit. If any options granted under the Plan shall for any reason expire or be canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options shall again become available for the Plan. Additionally, if shares issued under the Plan are forfeited, they also become available for new grants.
     As of September 30, 2006, pursuant to the 2003 Stock Plan, we have issued options to purchase 2,571,046 shares to our employees in the aggregate, 1,974,384 shares to consultants in the aggregate and 2,057,348 shares to members of the Board of Directors in the aggregate.
     The future allocation of the shares of stock, which the stockholders are being asked to approve hereby, has not been determined. Pursuant to the terms of the Plan, our Compensation and Stock Option Committee and/or our Chief Executive Officer, as appropriate, will determine the number of options (and any other awards) to be allocated to directors, employees and independent contractors under the Plan in the future, and such allocations only may be made in accordance with the provisions of the Plan as described herein. We believe that the granting of options is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to our continued progress, which ultimately is in the interest of our stockholders.
Terms of Options
     Options granted pursuant to the Plan will vest at the time or times determined by the Compensation and Stock Option Committee and/or our Chief Executive Officer, as appropriate, subject to limitations set forth in the Plan. The maximum term of each option granted under the Plan is 10 years (5 years in the case of an ISO granted to a 10% stockholder). Stock options granted under the Plan must be exercised by the optionee during the earlier of the term of such option or within 90 days after termination of the optionee’s service, except that the period may be extended on certain events including death and termination of employment due to disability.
     The exercise price of shares of Common Stock subject to options qualifying as ISO’s must not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the Common Stock on the date of the grant. The exercise price of NSO’s granted under the Plan must not be less than 85% of the fair market value of the Common Stock on the date of grant. Under the Plan, the exercise price is payable in cash, Common Stock or by full-recourse promissory note, except as otherwise prohibited by applicable law. The Plan also permits an optionee to, except as otherwise prohibited by applicable law, pay the exercise price of an option by delivery (on a form prescribed by us) of an irrevocable direction to a securities broker approved by us to sell the optionee’s shares and deliver all or a part of the sale proceeds to us in payment of all or part of the exercise price and any withholding taxes or by delivery of an irrevocable direction to pledge the optionee’s shares to a securities broker or lender approved by us as security for a loan and to deliver all or part of the loan proceeds to us in payment of all or part of the exercise price and any withholding taxes.
Terms of Shares Offered for Sale
     The terms of any sale of shares of Common Stock under the Plan will be set forth in a common stock purchase agreement to be entered into between us and each purchaser. The terms of the stock purchase agreements entered into under the Plan need not be identical, and the Compensation and Stock Option Committee shall determine all terms and conditions of each such agreement, which shall be consistent with the Plan. The purchase price for shares sold under the Plan shall not be less than 85% (100% in the case of shares sold to a 10% stockholder) of the fair market value of such shares. The purchase price may be paid, at the Compensation and Stock Option Committee’s discretion, except as otherwise prohibited by applicable law, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares also may be awarded under the Plan in consideration of services rendered before the award, without a cash payment by the recipient.
     Shares sold under the Plan will vest upon satisfaction of the conditions specified in the stock purchase agreement. Vesting conditions are determined by the Compensation and Stock Option Committee, subject to the limitations set forth in the Plan, and may be based on the recipient’s service, individual performance, our performance as a company or such other criteria as the Compensation and Stock Option Committee may adopt.

Shares may be subject to repurchase by us at their original purchase price in the event that any applicable vesting conditions are not satisfied. Shares sold under the Plan may not be resold or otherwise transferred until they have vested, except that certain transfers to a trust may be permitted. Any right to acquire shares under the Plan (other than an option) will automatically expire if not exercised within 30 days after the grant if such right was communicated by the Compensation and Stock Option Committee. A holder of shares sold under the Plan has the same voting, dividend and other rights as our other stockholders.
Duration, Amendment and Termination
     The Board of Directors may amend, suspend or terminate the Plan at any time, except that any such amendment, suspension or termination shall not affect any option previously granted. Any amendment of the Plan, however, which increases the number of shares available for issuance, materially changes the class of persons who are eligible for the grant of ISO’s or, if required by Rule 16b-3 (or any successor) under the Securities Exchange Act of 1934, as amended, would materially increase the benefits accruing to participants under the Plan or would materially modify the requirement as to eligibility for participation in the Plan, is subject to approval of our stockholders. Stockholder approval is not required for any other amendment of the Plan. Unless sooner terminated by the Board of Directors, the Plan will terminate in February 2013, and no further options may be granted or stock sold pursuant to such Plan following the termination date.
Effect of Certain Corporate Events
     Outstanding employee stock option agreements entered into pursuant to the Plan provide for the automatic vesting of employee stock options and (in the case of the common stock purchase agreements) the automatic termination of our right of repurchase upon a change of control. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the Plan will contain similar provisions, unless otherwise determined by the Compensation and Stock Option Committee.
     For purposes of the Plan, the term “change in control” means (1) that a change in the composition of the Board of Directors occurs as a result of which fewer than two-thirds of the incumbent directors are directors (the “Continuing Directors”) who either had been directors of our company 24 months before such change or were elected or nominated for election to the Board of Directors with the approval of at least a majority of the directors who had been directors of our company 24 months before such change and who were still in office at the time of the election or nomination, (2) that any person is or becomes the beneficial owner, directly or indirectly, of at least 25% of the combined voting power of our outstanding securities and such ownership has not been approved by a majority of the Continuing Directors who had been directors of our company 24 months before the acquisition or aggregation and who were still in office at the time of such acquisition or aggregation, or (3) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of our outstanding securities. For the purposes of (3) above, a “change in control” will not be deemed to have occurred if any person (e.g., Kevin Kimberlin) becomes the beneficial owner of at least 50% of our outstanding securities through the purchase and subsequent conversion, exercise or exchange of, convertible notes and warrants issued pursuant to a certain Note Purchase Agreement, dated November 11, 2001. A change in the relative beneficial ownership under (2) or (3) above by reason of a repurchase by us of our own securities will be disregarded.
     In the event of a subdivision of the outstanding Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a declaration of a dividend payable in Common Stock or in a form other than Common Stock in an amount that has a material effect on the price of the shares, or a similar occurrence, the Compensation and Stock Option Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the Plan, as appropriate.
     In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by us (if we are the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee’s consent.

Federal Income Tax Consequences of Options Under the 2003 Stock Plan
     Neither the optionee nor us will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of Common Stock on the date of exercise; we generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee in some circumstances may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO. We will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.
Financial Reporting Consequences
     As of December 31, 2005, employee stock options with an exercise price of at least 100% of grant-date fair market value have not resulted in the issuer having compensation expense for financial reporting purposes. The Financial Accounting Standards Board has recently issued Financial Accounting Standard (“FAS”) No. 123R, “Share-Based Payment.” This statement, which is a revision to FAS No. 123, will require issuers to record compensation expense for the grant-date fair value of stock options, spread over the options’ vesting periods. FAS No. 123R will, for public companies such as us, require such new treatment for all stock options granted or modified beginning January 1, 2006. We do not currently believe that FAS No. 123R would induce us to change our policies and practices with regard to the granting of stock options; however, we will periodically evaluate whether it would be wise to do so.
Shares Currently Available Under the 2003 Stock Plan
     Of the 8,792,680 shares previously authorized under the 2003 Stock Plan, 735,153 have already been issued and 6,602,778 stock options are outstanding. Unless Proposal 2 is approved, we do not have enough shares available for any meaningful stock option grants to outside directors, scientific advisory board members and other consultants, let alone employees. Therefore, we believe the proposed 430,000,000 -share increase of the 2003 Stock Plan is necessary and desirable.
Vote Required
     The minimum vote, which will constitute stockholder approval of this Proposal 2, is the affirmative vote of a majority of the total votes present in person or represented by proxy.
The Board of Directors unanimously recommends a vote FOR Proposal 2.

RELATIONSHIP WITH AUDITORS
     The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are James B. Glavin, Martyn Greenacre, Robert E. Knowling, Jr. and Kevin L. Reilly. All the members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the Nasdaq listing requirements.
     The Board of Directors has determined that James B. Glavin, Chair of the Audit Committee, is an audit committee financial expert as defined in the relevant securities law. This determination is based on a qualitative assessment of Mr. Glavin’s level of knowledge and experience based on a number of factors, including his formal education and experience.
Audit Committee Report
     The following is a report by our audit committee:
     “Management is responsible for the Company’s consolidated financial statements and reporting process, including the system of internal controls. The Company’s independent accountants are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee oversees and reviews these processes. The Audit Committee is not, however, an employee of the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants (Levitz, Zacks & Ciceric) a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence.
     The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
     The Audit Committee reviewed and discussed the fiscal year 2005 audited financial statements with management. Based on this review and discussion, the Audit Committee’s discussions and reviews with the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended that the Company include the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of Levitz, Zacks & Ciceric to serve as our independent auditors for 2006.
James B. Glavin
Martyn Greenacre
Robert E. Knowling, Jr.
Kevin L. Reilly”

Principal Accounting Firm Fees
     The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2005, and 2004, by our principal accounting firm, Levitz, Zacks & Ciceric, since their appointment in September 2004:

			2005			2004
Audit Fees (a)	(a	)	$108,796	(a	)	$90,823
Audited Related Fees	(b	)	$65,691	(b	)	$—
Tax Fees (b)	(c	)	$20,187	(c	)	$6,052
All Other Fees			$—			$—

(a)	Levitz, Zacks & Ciceric’s fees for auditing services for the fiscal years ended December 31, 2005 and 2004, including three quarterly reviews during 2005 and one quarterly review 2004.

(b)	Audit Related Fees for the years ended 2005 and 2004 include services required for the filing of various registration statements of our common stock with the Securities and Exchange Commission. In 2005 there were services rendered for the annual audit of our 401(k) Plan for the year ended 2004 and for services for reviewing our Sarbanes-Oxley systems review, analysis and documentation.

(c)	Tax fees include services for the preparation of our consolidated federal and state tax returns for the year ended 2004 and initial planning work in 2004.
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Levitz, Zacks & Ciceric was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.
     The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2004, by our former principal accounting firm, BDO Seidman, LLP:

			2005			2004
Audit Fees			$—	(a	)	$25,091
Audited Related Fees	(b	)	$75,862	(b	)	$44,715
Tax Fees			$—	(c	)	$33,577
All Other Fees			$—			$—

(a)	BDO Seidman, LLP’s fees for auditing services for two quarterly reviews during the year ended December 31, 2004.

(b)	Audit Related Fees for the years ended 2005 and 2004 include services required for the filing of our annual report on Form 10-K and various registration statements of our common stock with the Securities and Exchange Commission. In 2004 there were services rendered for the annual audit of our 401(k) Plan for the year ended 2003.

(c)	Tax fees include services for the preparation of our consolidated federal and state tax returns for the year ended 2003 and a tax analysis project of Section 382 (of the Internal Revenue Code) for changes in ownership as they relate to accumulated net operating losses.
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the

Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.
CODE OF ETHICS
     We have adopted a code of ethics, which applies to our senior officers and also to all other personnel. We have posted it on our website, www.imnr.com. We will post on our website any amendment to, or waiver from, the code of ethics if it pertains to our chief executive officer, chief financial officer, principal accounting officer or controller and is of a kind that Item 10 of SEC Form 8-K would require to be disclosed.
NOMINATING AND GOVERNANCE COMMITTEE
     The Nominating and Governance Committee of the Board of Directors establishes Board membership criteria; assists the Board by identifying individuals qualified to become Board members; recommends to the Board proposed director nominees; addresses and controls matters of corporate governance; and facilitates the regular review of the performance of the Board and its committees, such review to be undertaken not less than every two years. The charter of the Nominating and Governance Committee is available on the Company’s website (www.imnr.com).
     The Nominating and Governance Committee’s membership is determined by the Board and is comprised of not fewer than three members of the Board of Directors. All members of the Nominating and Governance Committee meet the independence requirements of The Nasdaq Stock Market.
     The Nominating and Governance Committee considers candidiates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations.
     Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendations of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Nominating and Governance Committee Charter, including, but not limited to, consideration of: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains, throughout service on the Board, a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A director’s qualifications in light of these criteria is considered at least each time the director is re-nominated for Board membership.
     In connection with this evaluation, the Committee determines whether to interview the prosective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prosective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

STOCKHOLDER PROPOSALS
     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act, and intended to be presented for consideration at our 2007 Annual Meeting of Stockholders must (in view of the likely anticipated date of the 2007 Annual Meeting of Stockholders) be received by the Company not later than March 15, 2007, in order to be considered for inclusion in our proxy materials for that meeting.
     Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days before the anniversary of the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting; provided, however, if we did not hold an annual meeting the previous year or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be a reasonable time before we begin to mail and print our proxy materials.
SECURITY HOLDER COMMUNICATIONS TO BOARD OF DIRECTORS
     The process for security holders to send communications to our Board of Directors is to mark the communications to Chairman of the Board, c/o Michael K. Green (Corporate Secretary), The Immune Response Corporation, 5931 Darwin Court, Carlsbad, CA 92008. The Secretary will deliver all communications so received to the Chairman. The Chairman will copy and distribute the communication to the other Board members if, in his judgment, the best interest of the Company would be served by doing so.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under Section 16(a) under the Securities Exchange Act, our directors, executive officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and the Series A Convertible Preferred Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. In 2005 all filing requirements were satisfied except for the following: Kevin Kimberlin failed to timely file three reports on Form 4 (but filed two within 45 days of the due date and one within a week of the due date); Robert Knowling failed to timely file one report on Form 3 (but filed within one week) and two reports on Form 4 (but filed within 5 months); Peter Lowry failed to timely file one report on Form 3 (but filed within two weeks); and Joseph O’Neill failed to timely file one report on Form 3 and one report on Form 4 (but filed both within two weeks), pursuant to Section 16(a).
     In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the SEC.
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
     We have no formal policy regarding attendance of Board members at our Annual Meeting of Stockholders. All of the then-current Board members attended our 2005 Annual Meeting of Stockholders in person, with the exception of Mr. Hochman who attended via teleconference.

OTHER MATTERS
     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By order of the Board of Directors Joseph F. O’Neill, M.D., M.P.H. President and Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION
C/O AST
6201 15TH AVENUE
BROOKLYN, NY 11219
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Immune Response Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Immune Response Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TIRCO1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE IMMUNE RESPONSE CORPORATION
Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 — Martyn Greenacre
	02 — Robert E. Knowling, Jr.	O	O	O

Proposal(s)
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To amend the 2003 stock option plan by increasing the authorized number of shares issuable under the 2003 stock plan to 438,000,000; and to eliminate the current 500,000 maximum share limit of shares covered by options granted to any optionee in a single calendar year.	O	O	O
*Note* such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name or names appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 4, 2006
The undersigned stockholder of The Immune Response Corporation (the “Company”) acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated November 1, 2006, and the undersigned revokes all prior proxies and appoints Joseph F. O’Neill and Michael K. Green, or either of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on December 4, 2006 and any postponement or adjournment thereof, and instructs said proxies to vote as herein.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS SIGNED AND NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.